Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Martin P. Ketelaar, Vice President, Investor Relations (515) 362-3693
AmerUs Group Reports Second Quarter Results
     DES MOINES, Iowa (August 2, 2006)—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today reported quarterly results, with second quarter 2006 net income of $45.3 million, or $1.09 per diluted share, an increase of 27 percent compared with $35.6 million, or $.83 per diluted share in the second quarter of 2005. Adjusted net operating income for the second quarter of 2006 was a record $51.4 million, or $1.24 per diluted share, compared with $47.0 million, or $1.10 per diluted share a year ago.1
     2006 net income and adjusted net operating income figures include the impact of expensing stock options (full year impact of approximately $0.05 per diluted common share). The expensing of stock options commenced January 1, 2006 in accordance with Statement of Financial Accounting Standards 123R, Share-Based Payment, A Revision of Accounting for Stock-Based Compensation.
     Commenting on the company’s second quarter results, chairman, president and chief executive officer Thomas C. Godlasky said, “We are very pleased with our strong quarterly results. We remain focused on the execution of our strategy.”

Protection Product Sales2 and Results
     Second quarter fixed life sales grew to $33.3 million, a seven percent increase over second quarter 2005 sales of $31.0 million, driven by a 27 percent increase in indexed life sales. Sales of indexed products amounted to 93 percent of total fixed life sales during the first half of 2006 compared to 74 percent a year ago. Year to date, fixed life sales grew more than 10 percent, to $63.1 million, compared to $57.1 million in 2005.
     Pre-tax segment earnings increased more than 10 percent, totaling $45.7 million compared to $41.4 million in the second quarter of 2005. The increase in segment earnings was due to continued growth in indexed life sales, higher investment yields, lower deferred acquisition cost (DAC) amortization and lower expenses.
     Year to date, pre-tax protection segment earnings totaled $84.9 million compared to $85.4 million for the first six months of 2005. Pre-tax earnings were impacted by lower net investment income growth as capital was shifted from this segment to support other corporate initiatives.
Accumulation Product Sales2 and Results
     Sales of fixed annuity products for the quarter totaled $628 million, compared to $713 million in the second quarter of 2005 and $517 million in the first quarter of 2006. Sales of indexed annuities comprised 93 percent of second quarter fixed annuity sales compared to 90 percent a year ago.
     Year to date, sales of fixed annuity products totaled $1.14 billion compared to $1.28 billion in 2005.

     Additionally, the company issued $175 million of new funding agreements during the quarter, increasing total funding agreements to approximately $1.1 billion.
     Pre-tax segment earnings increased 27 percent to $53.3 million for the second quarter of 2006, compared to $41.9 million a year ago. Segment earnings grew primarily due to growth in indexed annuity reserves and higher product spreads resulting from lower interest credited on multi-year guarantee products. This growth in earnings was partially offset by higher DAC amortization as a result of higher lapses on traditional fixed annuities in the second quarter and slightly higher legal expenses.
     Year to date, pre-tax segment earnings increased 32 percent to $109.3 million, compared to $82.6 million in the first half of 2005. The increase was primarily due to higher assets under management.
Net Investment Income
     Net investment income was $287 million in the second quarter of 2006 compared to $277 million in the first quarter of 2005. Growth in invested assets and higher yields on new investments contributed to the increase in net investment income. The average rate on new investments in the second quarter was 6.56 percent, 123 basis points higher than a year ago. The weighted average book yield for the second quarter was 5.76 percent compared to 5.72 percent last quarter.
Corporate Actions
On July 13, 2006, AmerUs Group announced it had reached an agreement under terms of which Aviva plc will acquire AmerUs Group for $69 per share in cash for all outstanding common shares of AmerUs Group. The transaction, which was unanimously approved by the boards of directors of Aviva and AmerUs Group, is subject to customary closing conditions, including approval by AmerUs Group shareholders and the receipt of government and regulatory approvals, including the expiration of all waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. AmerUs Group expects to schedule a special meeting of its shareholders during the fourth quarter of 2006 to vote on the transaction. The companies currently expect the transaction to close before December 31, 2006.
Additional Financial Information
     Further detailed financial information, including operating segment income, investment composition, operating expenses and product distribution by channel, can be found in AmerUs Group’s Financial Supplement, which is available by accessing the company’s web site at www.amerus.com or by contacting the company’s investor relations department.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of AmerUs Group Co. by Aviva plc. In connection with the proposed acquisition, AmerUs Group will file with or furnish to the Securities and Exchange Commission all relevant materials, including a proxy statement on Schedule 14A. SECURITY HOLDERS OF AMERUS GROUP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING AMERUS GROUP’S PROXY

STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed or furnished by AmerUs Group at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, free copies of the proxy statement (when it becomes available) and other documents will also be available on AmerUs Group’s website at www.amerus.com. The proxy statement and other relevant documents may also be obtained for free from AmerUs Group by directing such request to Investor Relations, AmerUs Group, PO Box 1555, Des Moines, Iowa 50306-1555. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.
Participants in Solicitation
AmerUs Group and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers is included in AmerUs Group’s Proxy Statement for its 2006 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 29, 2006, and information concerning all of AmerUs Group’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from AmerUs Group at www.amerus.com or by directing such request to the address provided in the section above.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in our operations and financial results and our business and products, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (a) the shareholders of AmerUs Group may not approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special shareholder meeting; (b) the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (c) the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; (d) general economic conditions and other factors, including prevailing interest rate levels and stock and bond market performance, which may affect (1) our ability to sell our products, (2) the market value of our investments and consequently protection product and accumulation product margins and (3) the lapse rate and profitability of policies; (e) the performance of our investment portfolios which may be affected by general economic conditions, the continued credit quality of the companies whose securities we invest in and the impact of other investment transactions; (f) customer response to new products, distribution channels and marketing initiatives and increasing competition in the sale of insurance and annuities and the recruitment of sales representatives from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance may impair our ability to retain existing customers, attract new customers and maintain our profitability; (g) our ratings and those of our subsidiaries by independent rating organizations which we believe are particularly important to the sale of our products; (h) mortality, morbidity, and other factors which may affect the profitability of our insurance products; (i) our ability to develop and maintain effective risk management policies and procedures and to maintain adequate reserves for future policy benefits and claims; (j) litigation or regulatory investigations or examinations; (k) regulatory changes, interpretations, initiatives or pronouncements, including those relating to the regulation of insurance companies and the regulation and sales of their products and the programs in which they are used; (l) changes in the federal income tax and other federal laws, regulations, and interpretations, including federal regulatory measures that may significantly affect the insurance business including limitations on antitrust immunity, the applicability of securities laws to insurance products, minimum solvency requirements, and changes to the tax advantages offered by life insurance and annuity products or programs with which they are used; (m) the impact of changes in standards of accounting; (n) our ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives and to meet cash requirements based upon projected liquidity sources; and (o) our ability to integrate the business and operations of acquired entities; (p) and various other factors discussed in the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-

K for the period ended December 31, 2005 and in our Quarterly Report on Form 10-Q for the period ended June 30, 2006.
There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement.
     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.
     As of June 30, 2006, AmerUs Group’s total assets were $24.7 billion and shareholders’ equity totaled $1.6 billion, including accumulated other comprehensive income.

[1]	The company views adjusted net operating income, a non-GAAP financial measure, as an important indicator of financial performance. When presented with net income, the combined presentation can enhance an investor’s understanding of AmerUs Group’s underlying profitability and normalized results from operations. The definition of adjusted net operating earnings, as presented in this press release, excludes, on an after-tax basis, from net income items such as open block realized gains and losses, deferred policy acquisition costs associated with open block realized gains and losses, non-insurance operations, the impact of derivative related market value adjustments and the release of income tax provisions. Non-GAAP measures are also used for goal setting, determining employee and management compensation and evaluating our performance on a basis comparable to that used by security analysts. A reconciliation of net income to adjusted net operating income has been included as part of this press release.

[2]	Sales for an insurance company are a performance measure. Sales are presented in accordance with industry practice and represent the amount of new business sold during the period. We believe sales are a measure of the productivity of our distribution networks. Sales are also a leading indicator of future revenue trends. However, revenues are driven by prior period sales as well as current period sales.

AMERUS GROUP CO.
ADJUSTED NET OPERATING INCOME
($ in thousands, except share data)
Adjusted net operating income reflects net income adjusted to eliminate certain items, such as open block realized/unrealized gains and losses; DAC, VOBA and deferred sales inducements associated with the open block realized/unrealized gains and losses; non-insurance opertions; derivative related market value adjustments; and the release of income tax provisions. Adjusted net operating income shown below does not constitute our net income computed in accordance with GAAP. The adjustments are presented net of income taxes.

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Income available to common stockholders	$45,254	$35,567	$123,450	$97,055

Realized/unrealized losses on open block assets (A)	4,913	958	5,084	888

Net amortization of DAC, VOBA and deferred sales inducements due to open block gains or losses (B)	(663)	316	(779)	121

Net effect of derivative related market value adjustments (C)	1,798	9,874	(24,859)	15,075

Other (income) loss from non-insurance operations (D)	—	(7)	—	219

Income tax items (E)	93	244	(469)	(19,683)

Adjusted Net Operating Income available to common stockholders	$51,395	$46,952	$102,427	$93,675

Adjusted Net Operating Income available to common stockholders per common share:
Basic	$1.34	$1.20	$2.65	$2.38

Diluted	$1.24	$1.10	$2.46	$2.19

Weighted average common shares outstanding:
Basic	38,487,501	39,264,504	38,616,506	39,412,211

Diluted	41,417,538	42,751,912	41,702,996	42,845,240

AMERUS GROUP CO.
NOTES TO ADJUSTED NET OPERATING INCOME

(A)	Represents total open block realized/unrealized gains or losses on assets. Open block gains or losses may vary widely between periods. Such amounts are determined by management’s timing of individual transactions or current market conditions and do not necessarily correspond to the underlying operating trends.

(B)	Represents amortization of deferred acquisition costs (DAC), value of business acquired (VOBA) and deferred sales inducements on the open block realized/unrealized gains and losses that are included in our product margins.

(C)	Represents the net effect of derivative related market value adjustments. The accounting entries consist of cash flow hedge amortization; market value adjustments on trading securities, derivatives, and indexed contracts; and the associated change in amortization of DAC, VOBA and deferred sales inducements resulting from such adjustments.

(D)	Represents the net income from our property operations which are not part of our insurance operations.

(E)	Represents a reduction in the income tax accrual for the release of provisions originally established for potential tax adjustments which have been settled or eliminated and changes in deferred income tax valuation allowances.

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2006	2005	2006	2005

Revenues:
Insurance premiums	$54,845	$61,001	$108,343	$123,547
Product charges	68,740	54,638	136,802	113,671
Net investment income	286,972	277,040	572,290	545,751
Realized/unrealized capital gains (losses)	(62,865)	6,266	(12,220)	(42,678)
Other income	11,968	11,229	24,885	23,785

	359,660	410,174	830,100	764,076

Benefits and expenses:
Policyowner benefits	170,791	244,203	382,783	413,786
Underwriting, acquisition and other expenses	42,255	38,419	83,223	79,027
Amortization of deferred policy acquisition costs and value of business acquired	46,762	35,058	115,282	87,801
Dividends to policyowners	17,683	31,864	36,416	51,867

	277,491	349,544	617,704	632,481

Income from continuing operations	82,169	60,630	212,396	131,595

Interest expense	8,765	8,191	17,430	15,971

Income before income tax expense	73,404	52,439	194,966	115,624

Income tax expense	25,431	16,872	66,078	18,569

Net income	47,973	35,567	128,888	97,055

Dividends on preferred stock	2,719	—	5,438	—

Net income available to common stockholders	$45,254	$35,567	$123,450	$97,055

Net income available to common stockholders per common share:
Basic	$1.18	$0.91	$3.20	$2.46

Diluted	$1.09	$0.83	$2.96	$2.27

Weighted average common shares outstanding:
Basic	38,487,501	39,264,504	38,616,506	39,412,211

Diluted	41,417,538	42,751,912	41,702,996	42,845,240

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	June 30,	December 31,
	2006	2005

Assets

Investments:
Securities available-for-sale at fair value:
Fixed maturity securities	$16,201,102	$16,727,933
Equity securities	80,119	75,658
Short-term investments	9,999	9,998
Securities held for trading purposes:
Fixed maturity securities	1,276,341	1,414,225
Equity securities	4,143	2,358
Short-term investments	3,962	—
Mortgage loans	988,008	976,135
Policy loans	500,410	483,441
Other investments	425,004	347,552

Total investments	19,489,088	20,037,300

Cash and cash equivalents	491,229	600,160
Accrued investment income	236,155	237,221
Premiums, fees and other receivables	35,855	40,667
Income taxes receivable	25,477	9,005
Reinsurance receivables	745,907	730,532
Deferred policy acquisition costs	2,134,740	1,755,159
Deferred sales inducements	340,675	261,322
Value of business acquired	356,674	356,949
Goodwill	229,670	228,869
Property and equipment	46,398	44,467
Other assets	312,851	306,655
Separate account assets	209,605	221,694

Total assets	$24,654,324	$24,830,000

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	June 30,	December 31,
	2006	2005

Liabilities and Stockholders’ Equity
Liabilities:
Policy reserves and policyowner funds:
Future life and annuity policy benefits	$19,690,434	$19,486,854
Policyowner funds	1,584,548	1,483,873

	21,274,982	20,970,727

Accrued expenses and other liabilities	438,726	500,858
Payable for collateral under securities and other transactions	391,468	474,561
Dividends payable to policyowners	160,874	278,839
Policy and contract claims	50,329	66,137
Deferred income taxes	3,191	58,818
Notes payable	564,744	556,051
Separate account liabilities	209,605	221,694

Total liabilities	23,093,919	23,127,685

Stockholders’ equity:
Preferred Stock, no par value, 20,000,000 shares authorized, 6,000,000 shares issued and outstanding in 2006 and 2005	144,774	144,830
Common Stock, no par value, 230,000,000 shares authorized; 46,944,310 shares issued and 38,137,344 shares outstanding in 2006 46,675,811 shares issued and 38,612,874 shares outstanding in 2005	46,944	46,676
Additional paid-in capital — common stock	1,244,023	1,231,533
Accumulated other comprehensive loss	(219,214)	(3,612)
Unearned compensation	—	(3,783)
Retained earnings	728,197	604,747
Treasury stock, at cost (8,806,966 shares in 2006 and 8,062,937 shares in 2005)	(384,319)	(318,076)

Total stockholders’ equity	1,560,405	1,702,315

Total liabilities and stockholders’ equity	$24,654,324	$24,830,000

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2006 and the Year Ended December 31, 2005
($ in thousands)

			Additional	Accumulated
			Paid-In	Other				Total
	Preferred	Common	Capital	Comprehensive	Unearned	Retained	Treasury	Stockholders’
	Stock	Stock	Common Stock	Income (Loss)	Compensation	Earnings	Stock	Equity
Balance at December 31, 2004	$—	$44,226	$1,198,379	$114,670	$(1,238)	$431,911	$(164,479)	$1,623,469

2005:
Net income	—	—	—	—	—	191,179	—	191,179
Net unrealized loss on securities	—	—	—	(118,034)	—	—	—	(118,034)
Net unrealized loss on derivatives designated as cash flow hedges	—	—	—	(248)	—	—	—	(248)
Issuance of preferred stock, net of costs	144,830	—	—	—	—	—	—	144,830
Conversion of OCEANs	—	1,675	9,069	—	—	—	—	10,744
Stock issued under various incentive plans, net of forfeitures	—	775	24,085	—	(2,545)	—	958	23,273
Purchase of treasury stock	—	—	—	—	—	—	(154,555)	(154,555)
Dividends declared on preferred stock	—	—	—	—	—	(2,417)	—	(2,417)
Dividends declared on common stock	—	—	—	—	—	(15,926)	—	(15,926)

Balance at December 31, 2005	144,830	46,676	1,231,533	(3,612)	(3,783)	604,747	(318,076)	1,702,315

2006:
Net income	—	—	—	—	—	128,888	—	128,888
Net unrealized loss on securities	—	—	—	(215,741)	—	—	—	(215,741)
Net unrealized loss on derivatives designated as cash flow hedges	—	—	—	(72)	—	—	—	(72)
Costs for issuance of preferred stock	(56)	—	—	—	—	—	—	(56)
Stock issued under various incentive plans, net of forfeitures	—	268	16,273	—	—	—	(9,926)	6,615
Purchase of treasury stock	—	—	—	—	—	—	(56,317)	(56,317)
Dividends declared on preferred stock	—	—	—	—	—	(5,438)	—	(5,438)
Reclassification of unearned compensation under SFAS 123R	—	—	(3,783)	—	3,783	—	—	—
Minimum pension liability adjustment	—	—	—	211	—	—	—	211

Balance at June 30, 2006	$144,774	$46,944	$1,244,023	$(219,214)	$—	$728,197	$(384,319)	$1,560,405